Changes in Senior Management
of
XL Generation International Inc.

Zug (Switzerland), Friday, August 22nd, 2006 - XL Generation International Inc., a leader in the development of artificial turf, announced today that Mr. Flemming Munck, Chief Financial Officer and a Director of the Company, resigned on Wednesday, August 16th, as CFO and Director.

The Board of Directors has accepted Mr. Munck’s resignation and wishes all the best to Mr. Munck in his future endeavors.

The Company expects to conduct a search for a new CFO as soon as reasonably possible.

Contact:
XL Generation International Inc.
Investor Relations
(514) 845-4687
investor@quevest.com

These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company’s SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the risks and uncertainties detailed from time to time in the Company’s SEC filings.